 Exhibit (a)(1)(E)
Offer to Purchase for Cash
by
ATI PHYSICAL THERAPY, INC.
of
Up to 1,650,000 Shares of its Class A Common Stock
at an
Offer Price of $2.85 Per Share
Pursuant to the Offer to Purchase dated December 17, 2024

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, AT THE END OF JANUARY 15, 2025, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

December 17, 2024
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated December 17, 2024 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer by ATI Physical Therapy, Inc., a Delaware corporation (“ATI”), to purchase up to 1,650,000 shares of its Class A common stock, par value $0.0001 per share (the “Shares”) at a purchase price of $2.85 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions of the Offer to Purchase, dated December 17, 2024 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”).
THE ATI BOARD (AS DEFINED BELOW) UNANIMOUSLY RECOMMENDS (UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE (AS DEFINED BELOW)) THAT YOU ACCEPT THE OFFER AND TENDER YOUR SHARES PURSUANT TO THE OFFER.
We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.
Please note carefully the following:
1. The offer price for the Offer is $2.85 per Share, net to you in cash, without interest thereon and subject to any required tax withholding.
2. The Offer is being made for up to 1,650,000 Shares.
3. If Shares having an aggregate purchase price exceeding $4,702,500 are validly tendered at the Offer Price and not validly withdrawn, ATI will purchase Shares in the following order of priority:
•
First, ATI will purchase all Odd Lots (as defined in Section 1 of the Offer to Purchase) of less than 100 Shares from stockholders who validly tender all of their Shares at the Offer Price and who do not validly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1 of the Offer to Purchase) will not qualify for this preference); and

•
Second, after purchasing all Odd Lots that were validly tendered, ATI will purchase Shares from all other stockholders who validly tender Shares and who do not validly withdraw them before the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until ATI has acquired Shares having an aggregate purchase price of $4,702,500.

Therefore, ATI may not purchase all of the shares tendered. See Section 1 of the Offer to Purchase.
4. The Offer, Proration Period and withdrawal rights will expire at 12:00 midnight, Eastern Time, at the end of January 15, 2025, unless the Offer is extended or withdrawn by ATI.
5. You should consult with your broker and/or financial or tax advisor with respect to the effect of proration of the Offer.
6. The Board of Directors of ATI (the “ATI Board”) has unanimously (upon the unanimous recommendation of a special committee of independent and disinterested board members (the “Special Committee”)) authorized the Offer and recommends that the stockholders of ATI accept the Offer and tender their Shares pursuant to the Offer.
7. The obligation of ATI to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of various conditions set forth in Section 12 of the Offer to Purchase (collectively, the “Offer Conditions”), including, among other conditions: (i) the Minimum Condition (as defined in the Offer to Purchase), and (ii) the Financing Condition (as defined in the Offer to Purchase), each of which is summarized below. The Minimum Condition requires that, by 12:00 midnight, Eastern Time, at the end of the Expiration Date, there be the valid tender without withdrawal of 1,565,000 Shares. The Financing Condition requires that we receive funds that are sufficient to fund the purchase of Shares in the Offer pursuant to the Third Amendment (as defined in the Offer to Purchase).
8. The purchase price will be paid net to the tendering stockholders in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering stockholders who are record owners of their Shares and who tender directly to the Depositary (as defined in the Offer to Purchase) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by ATI pursuant to the Offer.
If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.
The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
by
ATI PHYSICAL THERAPY, INC.
of
Up to 1,650,000 Shares of its Class A Common Stock
at an
Offer Price of $2.85 Per Share
Pursuant to the Offer to Purchase dated December 17, 2024
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 17, 2024, and the related Letter of Transmittal, in connection with the offer by ATI Physical Therapy, Inc., a Delaware corporation (“ATI”), to purchase up to 1,650,000 shares of its Class A common stock, par value $0.0001 per share (the “Shares”) at a purchase price of $2.85 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions of the Offer to Purchase, dated December 17, 2024 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”).
The undersigned hereby instruct(s) you to tender to ATI the number of Shares indicated below (or, if no number is indicated, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Number of Shares to be Tendered:	SIGN HERE
Shares*	Signature(s)
Account No.
Dated:
Area Code and Phone Number Tax Identification Number or Social Security Number	Please Print name(s) and address(es) here

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.